UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 20, 2004

Teda Travel Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30264	11-3177042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 2102, Chinachem Century Tower

178 Gloucester Road

Wanchai, Hong Kong

(Address of Principal Executive Office)

(852) 2833 2186

(Registrant’s telephone number, including area code)

Item 1.01   Entry into a Material Definitive Agreement.

On August 18, 2004, Teda Travel Group, Inc., a Delaware Corporation (Registrant), signed a definitive agreement to purchase 55% of the outstanding registered capital of Teda Resort Alliance Development Co., Ltd ("TRAC"), a Sino-foreign joint venture company registered in the People’s Republic of China. The registered capital of TRAC were purchased from Tianjin TEDA International Hotel Development Company, a company registered in the PRC, Woodfine Consultants Limited, a company incorporated in the British Virgin Islands and Linkrich Enterprise Investment Limited, a company incorporated in Hong Kong. The purchase price is approximately US$386,200, US$280,872 payable in cash and US$105,328 payable in the restricted common stock of the Registrant based on a per share price of the greater of the weighted average market price of the Registrant’s shares of common stock 10 trading days immediately before the closing, or $2.50 per share. The cash portion is payable on or before December 31, 2004. The description of the terms of this agreement is subject to the terms of the agreement filed herein as Exhibit 2.1.

The Chief Executive Officer of the Registrant is the direct and indirect owner of 100% of the shares of both Woodfine Consultants Limited and Linkrich Enterprise Investment Limited respectively. The determination of the purchase price is based on the independent valuation of TRAC as of June 30, 2004 conducted by a PRC-registered valuer in accordance with Chinese GAAP. The source of the funds used for this acquisition will be a one-year loan to the Company from Magnolia Group Holdings Limited, a shareholder of the Company.

The closing of this transaction is expected to occur on or about September 30, 2004, pending approval from Chinese authorities.

Established in 1999, TRAC provides timeshare services for customers in China, and is the largest partner of RCI, the biggest timeshare operator in the world. It has a customer base of over 3,000 members and has been growing due to its vast choice of hotels and resorts available to its users. TRAC is noted as a successful timeshare operator in China and is also an owner of eight hotel properties in both China and South East Asia. It has a substantial network of exclusive sales agents throughout China.

Item 9.01   Financial Statements and Exhibits

(a)

Financial Statements

To be filed by amendment.

(c)

Exhibits.

Exhibit No.	Exhibit Description
2.1	Definitive Sale & Purchase Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TEDA TRAVEL GROUP INC.

Date: August 24, 2004	By:	/s/ GODFREY CHIN TONG HUI
Godfrey Chin Tong Hui Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Definitive Sale & Purchase Agreement
99.1	Press Release